EXHIBIT 99.1



                         [Altra Industrial Motion Logo]

                             Altra Industrial Motion
                      Announces Consent Solicitation Update

March 21, 2007

Quincy, Massachusetts-Altra Industrial Motion, Inc. ("Altra") announced today that it has successfully completed its previously announced consent solicitation relating to its outstanding 9% Senior Secured Notes due 2011 (CUSIP No. 022089
AC0) (the "2011 Notes").

As of 5:00 p.m., New York City time, on March 21, 2007 (the "2011 Note Expiration Date"), Altra had received the consents of holders of $165 million aggregate principal amount (representing 100%) of the outstanding 2011 Notes. Altra, the subsidiary guarantors of the 2011 Notes and The Bank of New York Trust Company, N.A., the trustee under the indenture governing the 2011 Notes, have entered into a supplemental indenture effecting the proposed amendments described in the consent solicitation statement dated March 7, 2007.

As described in the consent solicitation statement, Altra will make a payment equal to $2.50 in cash for each $1,000 principal amount of 2011 Notes for which a consent is received and accepted (and not revoked) on or prior to the 2011 Note Expiration Date after the supplemental indenture becomes operative. The supplemental indenture effecting the amendments will not become operative unless and until Altra accepts and pays for shares of common stock of TB Wood's Corporation pursuant to its pending tender offer and does not complete a "short-form" back-end merger on the closing date (and, accordingly, TB Wood's does not become a wholly owned subsidiary of Altra upon the closing date of the tender offer).

Altra also announced that it is extending the expiration date of its consent solicitation relating to its outstanding 11 1/4% Senior Notes due 2013 (CUSIP No. 022089 AG1) (the "2013 Notes") to 5:00 PM, New York City time, on Friday, March 23, 2007 pursuant to its consent solicitation statement dated March 7, 2007.

The detailed terms and conditions of each consent solicitation are contained in the respective consent solicitation statements. Questions regarding the consent solicitation can be addressed to Jefferies & Company, Inc., at 203-708-5831.

Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. Altra brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

               SOURCE: Altra Industrial Motion documents

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CONTACT INFORMATION:

David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com